Filed pursuant to Rule 433(d)

Registration Statement No. 333-131369

AB SVENSK EXPORTKREDIT
(Swedish Export Credit Corporation)

Foreign Exchange Basket Notes Due September 28, 2009

Final Term Sheet

Principal Amount:	USD 4,910,000

Pricing Date:	September 25, 2007

Issue Date:	September 28, 2007

Basket Currencies:	South Korean Won (“KRW”), Indian Rupee (“INR”), Indonesian Rupiah (“IDR”) and Singaporean Dollar (“SGD”).

Final Basket Value:	A percentage equal to the sum of the following as calculated by the Calculation Agent:

Initial Rate / Final Rate for the KRW,

Initial Rate / Final Rate for the INR,

Initial Rate / Final Rate for the IDR, and

Initial Rate / Final Rate for the SGD,

divided by 4.

Participation Factor:	200%

Maturity Date:	September 28, 2009 (expected to be two years from the Issue Date), subject to the effect of Market Disruption Events.

Determination Date	5 Currency Days prior to the Maturity Date, subject to the effect of Market Disruption Events.

Initial Issue Price:	100.00% of Principal Amount

Underwriting commission:	1.25% of Principal Amount

Proceeds to Issuer:	98.75% of Principal Amount

Initial Rates:	KRW per USD = 920.65

INR per USD = 39.73

IDR per USD = 9160

SGD per USD = 1.50

Redemption Amount at Maturity:	At maturity, you will be entitled to receive the Redemption Amount, which will equal the sum of (i) the Principal Amount of your note and (ii) the Supplemental Payment.

Supplemental Payment:
• If the Final Basket Value is equal to or less than 100.00%, 0; or

• If the Final Basket Value is greater than 100.00%, the Participation Factor times the difference between the Final Basket Value and Initial Basket Value times the Principal Amount of your note.

The Redemption Amount will not be less than 100.00% of the Principal Amount.

CUSIP:	00254EDC3

The Issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering.  Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and the offering.  You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov.  Alternatively, you may obtain a copy of the prospectus from Banc of America Securities LLC by calling [1-866-471-2526].